SECURITIES AND EXCHANGE COMMISSION
                      Washington D.C. 20549


                    SCHEDULE 14A INFORMATION
                         Proxy Statement
    (Pursuant to Section 14(a) of the Securities Exchange Act
                            of 1934)


Filed by the Registrant  [ X ]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[  ]   Preliminary Proxy Statement
[X ]   Definitive Proxy Statement
[  ]   Definitive Additional Materials
[  ]   Soliciting Materials Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                     BISCAYNE APPAREL, INC.
        (Name of Registrant as specified in its Charter)

                     BISCAYNE APPAREL, INC.
           (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[ X ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
       14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[   ]  $500 per each party to the controversy pursuant to Exchange
       Act Rule 14a-6(i)(3).
[   ]  Fee computed on table below per Exchange Act Rules 14a-
       6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

       (2) Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

       (4)  Proposed maximum aggregate value of transaction:

[  ]   Check box if any part of the fee is offset as provided by
       Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid:

       (2)  Form, Schedule or Registration No.:

       (3)  Filing Parties:

       (4)  Date Filed:

















































                     BISCAYNE APPAREL, INC.


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON MAY 24, 1995


To the shareholders of
Biscayne Apparel, Inc.

       NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Shareholders of Biscayne Apparel, Inc., a Florida corporation (the "Company"), will be held at 9:00 a.m., local time, on Wednesday, May 24, 1995, at the Grand Bay Hotel, 2669 South Bayshore Drive, Miami, Florida, for the following purposes:

       (1) To elect ten members to the Company's Board of Directors to hold office until their terms shall expire or until their successors are duly elected and qualified;

       (2) To consider and vote upon a proposal to approve the adoption of the Company's 1994 Stock Option Plan; and

       (3) To transact such other business as may properly come before the meeting and any adjournments thereof.

       The Board of Directors has fixed the close of business on April 3, 1995 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

       Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                              By Order of the Board of Directors,


                              Peter W. Klein
                              Secretary

Clifton, New Jersey
April 24, 1995

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.




                 ANNUAL MEETING OF SHAREHOLDERS
                               OF
                     BISCAYNE APPAREL, INC.


                         PROXY STATEMENT




             DATE, TIME AND PLACE OF ANNUAL MEETING

       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Biscayne Apparel, Inc., a Florida corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), for use at the 1995 Annual Meeting of Shareholders of the Company, to be held on the 24th day of May, 1995, or any adjournment(s) thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting. The approximate date this Proxy Statement and the enclosed form of proxy are first being sent to holders of Common Stock is April 24, 1995. The complete mailing address, including zip code, of the principal executive offices of the Company is 1373 Broad Street, Clifton, New Jersey 07013.


                  INFORMATION CONCERNING PROXY

       The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Secretary of the Company at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

       The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone and facsimile. They will receive no compensation therefor in addition to their regular salaries. Arrangements will be made with banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company will reimburse such persons for their expenses in so doing.



                     PURPOSES OF THE MEETING

       At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

       1.   The election of ten directors to serve until the next
            Annual Meeting of Shareholders or until their successors are duly elected and qualified;

       2. To consider and vote upon a proposal to approve the adoption of the Company's 1994 Stock Option Plan; and

       3. Such other business as may properly come before the Annual Meeting, including any adjournments thereof.

       Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (i) FOR the election of the ten nominees for director named below, (ii) FOR the proposal to approve the adoption of the Company's 1994 Stock Option Plan, and (iii) in favor of all other proposals as may properly come before the Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.


              OUTSTANDING SHARES AND VOTING RIGHTS

       The Board of Directors has set the close of business on April 3, 1995 (the "Record Date"), as the record date for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date there were 10,224,227 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Holders of Common Stock are entitled to one vote per share on each matter that is submitted to shareholders for approval.

       The attendance, in person or by proxy, of the holders of shares of Common Stock representing a majority of the outstanding shares of such stock is necessary to constitute a quorum. For purposes of electing directors at the Annual Meeting, the nominees receiving the greatest number of votes of Common Stock shall be elected as directors. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required for the approval of the adoption of the Company's 1994 Stock Option Plan and for any other matter that may be submitted to vote of the shareholders. Abstentions are considered as shares present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but are not counted as votes "for" or "against" any matter. The inspectors of election will treat shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefore will not be considered by the inspectors of election when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters.) If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice.


                       SECURITY OWNERSHIP

       The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock as of the Record Date by (a) each person known to the Company to own beneficially more than 5 percent of the Company's outstanding Common Stock, (b) each director (including nominees) who owns any such shares, (c) each Named Executive Officer (see "Executive Compensation and Other Information--Summary of Cash and Certain Other Compensation"), and (d) the directors and executive officers of the Company as a group:



                                   Common Stock
Name and Address of                Beneficially Owned(2)
Beneficial Owner(1)                Shares     Percent

Trivest Special Situations Fund
1985, L.P.(3). . . . . . . . . .  1,674,130     16.4%
Earl W. Powell(4). . . . . . . .    633,964      6.2%
Phillip T. George, M.D(5). . . .    616,147      6.0%
John E. Pollack(6) . . . . . . .    184,560      1.8%
Peter Vandenberg, Jr.(7) . . . .     44,740         *
John W. Partridge(8) . . . . . .    147,520      1.4%
Lewis A. Engman(9) . . . . . . .     71,136         *
James J. Pinto(10) . . . . . . .     26,353         *
Harold E. Berritt(11). . . . . .      3,150         *
Joseph B. Gildenhorn (12). . . .     72,450         *
Kurt C. Gutfreund (13) . . . . .    395,754      3.9%

Directors and executive officers
  as a group (11 persons)(14). .  3,885,129     36.7%



*     Less than 1%.

(1) Unless otherwise indicated, the address of each of the beneficial owners identified is 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133.
(2) Unless otherwise indicated, each person or group has sole voting and investment power with respect to all such shares. For purposes of this table, a person is deemed to have "beneficial ownership" of any shares as of a given date which the person has the right to acquire within 60 days after such date. For purposes of computing the outstanding shares held by each person named above on a given date, any shares which such person has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3) Trivest Special Situations Fund 1985, L.P. ("TSSF") is a Delaware limited partnership of which Trivest Associates, L.P., a Delaware limited partnership ("Associates"), is general partner. The general partner of Associates is Trivest, Inc., a Delaware corporation ("Trivest"), whose shares are owned by Messrs. George and Powell. Blue Sky Partners, a Florida general partnership whose partners are Messrs. George and Powell; Messrs. Pinto and Powell; Dr. George and his spouse; and Mr. Pollack's spouse are limited partners of TSSF. In addition, Messrs. George, Pinto and Powell are limited partners of Associates.
(4) Includes (i) 527,914 shares of Common Stock directly owned; and (ii) 52,500 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan; and (iii) 6,300 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan, and (iv) 47,250 shares of Common Stock owned beneficially and of record by Trivest. Does not include shares indicated as owned of record by TSSF (see footnote 3 above) or 141,750 shares of restricted stock owned beneficially and of record by Trivest.
(5) Includes (i) 488,677 shares of Common Stock directly owned; and (ii) 49,770 shares of Common Stock held of record by Dr. George as custodian for his minor children under the Florida Uniform Gift to Minors Act, as to which Dr. George disclaims beneficial ownership; and (iii) 24,674 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan; and
      (iv) 5,776 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan, and
      (v) 47,250 shares of Common Stock owned beneficially and of record by Trivest. Does not include shares indicated as owned of record by TSSF (see footnote 3 above) or 141,750 shares of restricted stock owned beneficially and of record by Trivest.
(6)   Includes (i) 68,250 shares of Common Stock directly owned;
      (ii) 72,210 shares of Common Stock beneficially owned by Mr. Pollack's spouse and as to which Mr. Pollack disclaims beneficial ownership; (iii) 15,750 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan; and
      (iv) 28,350 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan. Does not include (i) shares indicated as owned of record by TSSF (see footnote 3 above); or (ii) 1,785 shares of Common Stock held for Mr. Pollack's benefit under the Andy Johns Fashions Profit Sharing Plan and Trust. Mr. Pollack's address is 1373 Broad Street, Clifton, New Jersey 07013.
(7) Includes (i) 16,740 shares of Common Stock directly owned; and (ii) 22,750 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan; and (ii) 5,250 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan. Mr. Vandenberg's address is 1373 Broad Street, Clifton, New Jersey 07013.
(8)   Includes (i) 16,868 shares of Common Stock directly owned;
      (ii) 127,502 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan; and (iii) 3,150 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan.
(9) Includes (i) 46,986 shares of Common Stock directly owned; and (ii) 24,150 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan. Mr. Engman's address is 1620 I Street, N.W., Washington, D.C. 20006-4062.
(10)  Includes (i) 2,203 shares of Common Stock directly owned; and
      (ii) 24,150 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan. Mr. Pinto's address is 235 Sunrise Highway, Suite 3224, Palm Beach, Florida 32480.
(11) The number of shares of Common Stock includes 3,150 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan. Mr. Berritt's address is 410 Park Avenue, New York, New York 10022.
(12) Includes 72,450 shares directly owned. Mr. Gildenhorn's address is 1250 Connecticut Avenue, NW, Washington, DC 20036.
(13) Includes 37,822 shares of Common Stock held in escrow to secure certain indemnification obligations of Mr. Gutfreund incurred in connection with the Company's acquisition of M&L International, Inc. Mr. Gutfreund's address is 1333 North Kingsbury Street, Chicago, Illinois 60622.
(14) Includes shares owned of record by TSSF and shares beneficially owned by directors and executive officers, as described in footnotes 4,5,6,7, 8,9,10,11,12 and 13 above. The number of shares of Common Stock also includes an aggregate of 15,225 shares beneficially owned by Mr. Klein, the Company's Vice President, General Counsel and Secretary, which consists of (i) 13,125 shares issuable upon the exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan, and (ii) 2,100 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan. Does not include 141,750 shares of restricted stock owned beneficially and of record by Trivest.


                      ELECTION OF DIRECTORS

Nominees

      The Company's Amended and Restated Articles of Incorporation provide that the number of directors constituting the Company's Board of Directors shall consist of not less than three nor more than ten members, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors. The Company's Bylaws provide that the number of directors shall be fixed from time to time, within the limits specified by the Articles of Incorporation, by resolution of the Board of Directors.

The Board of Directors has fixed at ten the number of directors that will constitute the Board for the ensuing year. Each director elected at the Annual Meeting will serve for a term expiring at the 1996 Annual Meeting of Shareholders, expected to be held in May 1996, or until his successor has been duly elected and qualified. Each of the incumbent directors has been nominated as a director to be elected at the Annual Meeting by the holders of Common Stock and proxies will be voted for such persons absent contrary instructions.

      The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

      Each of the nominees for election as a director of the Company is a current member of the Board of Directors. Messrs Powell, Pinto and George have served as directors since 1985, Mr. Engman has served as a director since 1986, Mr. Partridge has served as a director since 1987, Mr. Pollack has served as a director since September 1991, Mr. Berritt has served as a director since 1993, Mr. Gildenhorn and Mr. Vandenberg have served as directors since November 1994 and Mr. Gutfreund has served as a director since December 1994.


                           MANAGEMENT

Directors and Executive Officers





NAME                 AGE   POSITION(S) HELD WITH THE COMPANY


Earl W. Powell . .   56     Chairman of the Board
Phillip T. George,
 M.D.. . . . . . .   55     Vice Chairman of the Board
John E. Pollack. .   50     President, Chief Executive Officer
                            and Director
Peter Vandenberg,
Jr.. . . . . . . .   40     Vice President, Treasurer, Chief
                            Financial Officer and Director
Peter W. Klein . .   39     Vice President, General Counsel and
                            Secretary
Harold E. Berritt.   59     Director
Lewis A. Engman. .   59     Director
Joseph B.
Gildenhorn . . . .   65     Director
Kurt C. Gutfreund.   57     Director
John W. Partridge.   66     Director
James J. Pinto . .   44     Director



    Mr. Powell has served as Chairman of the Board of the Company since October 1985. He served as President and Chief Executive Officer of the Company at various times since October 1985. He resigned as Chief Executive Officer in March 1995 in connection with the appointment of Mr. Pollack to that position. Since May 1984, Mr. Powell has served as Chairman of Atlantis Plastics, Inc., an American Stock Exchange company whose subsidiaries are engaged in the plastics industry ("Atlantis"). Mr. Powell served as Chief Executive Officer of Atlantis from May 1984 to February 1995 and as President of Atlantis from November 1993 to February 1995. Mr. Powell also serves as President and Chief Executive officer of Trivest, a private investment firm formed by Messrs. Powell and George in 1981 that specializes in management services and acquisitions, dispositions and leveraged buyouts. Mr. Powell also serves as Chairman of the Board of Directors of WinsLoew Furniture, Inc., a Nasdaq National Market company formed in December 1994 by the merger of Winston Furniture Company, Inc. and Loewenstein Furniture Group, Inc., engaged in the manufacture of contract seating and casual and ready-to-assemble furniture ("WinsLoew"). From 1971 until 1985, Mr. Powell was a partner with KPMG/Peat Marwick, Certified Public Accountants ("Peat Marwick"), where his positions included serving as managing partner of Peat Marwick's Miami office.

    Dr. George has served as a Vice Chairman of the Company since
October 1985. Dr. George also serves as Vice Chairman of Atlantis' Board of Directors, as a director of WinsLoew, and as Chairman of the Board of Trivest.

    Mr. Pollack has served as a director and as President of the Company and its Biscayne Apparel International, Inc. subsidiary since September 1991. He was appointed Chief Executive Officer in March 1995. Mr. Pollack served as an executive officer of the Andy Johns Fashions Division of Biscayne Apparel International, Inc. from May 1986 until September 1991 and has served as President of Biscayne Apparel International, Inc. since September 1991. Mr. Pollack was a founder, stockholder and director of the corporate predecessor of Andy Johns Fashions and served as Vice President and Chief Operating Officer of that company from its founding in 1975 until its acquisition by the Company in May 1986.

    Mr. Vandenberg, a Certified Public Accountant, joined the Company in January 1987 and has served as Vice President, Treasurer and Chief Financial Officer since such time (except for the period from April 1991 to September 1991, when he served as a Vice President of the Company and as an executive officer of Trivest). He was appointed a director of the Company in November 1994. Mr. Vandenberg served in various capacities with Peat Marwick from December 1977 until January 1987, and was a senior manager of that firm from July 1984 until joining the Company.

    Mr. Klein joined the Company in June 1986 and has served as Vice President, General Counsel and Secretary since such time. Mr. Klein has served as an executive officer and General Counsel of Trivest since May 1986 and was appointed a Managing Director of Trivest in January 1991. Mr. Klein has also served as Vice President, General Counsel and Secretary of Atlantis since May 1986. Mr. Klein serves as a director of WinsLoew. Prior to joining the Company, Mr. Klein practiced law in Chicago, Illinois and Cleveland, Ohio.

    Mr. Berritt was appointed a director of the Company in January 1993. Mr. Berritt has been a partner with the law firm of Pryor, Cashman, Sherman & Flynn since 1969. He is a director of Claire's Stores, Inc., a fashion accessories retailer whose shares are listed on the New York Stock Exchange.

    Mr. Engman, a director of the Company since October 1986, has served as President of the Generic Pharmaceutical Industry Association since September 1993. He was a partner in the Washington D.C. office of the law firm Winston & Strawn from February 1988 to September 1993, and was of counsel to that firm from November 1985 until he became a partner in February 1988. Mr. Engman served as Chairman of the Federal Trade Commission from 1973 to 1976 and has held numerous governmental appointments, including Legislative Counsel and General Counsel to the President's Special Assistant for Consumer Affairs and Assistant Director of the White House Domestic Council. Mr. Engman is married to the sister of Mr. Powell's wife.

    Mr. Gildenhorn, a director of the Company since November 1994, is a founder and served as President of The JBG Companies, a diversified real estate development and management company from 1960 to 1989. He is a founding partner of Brown, Gildenhorn & Jacobs, a Washington, D.C. law firm, and served as United States Ambassador to Switzerland from August 1989 to March 1993. Mr. Gildenhorn is a director of Franklin National Bank and Franklin Bancorporation, Washington, D.C.

    Mr. Gutfreund, a director of the Company since December 1994, has served as the President and Chief Executive Officer of M&L
International, Inc. (and its predecessors) since 1980, and has been associated with that company since 1960.

    Mr. Partridge is the President and Chief Executive Officer of SP Industries Limited Partnership ("SP Industries"). He has been a director of the Company since June 1987 and served as President and Chief Executive Officer of the Company from June 1987 to April 1991.

    Mr. Pinto, a director of the Company since December 1985, has been Chairman of National Capital Management Corp., an insurance and real estate company since 1989. Since 1990, Mr. Pinto has been the President of the Private Finance Group, an investment company. Mr. Pinto also serves as a director of Andersen Group, Inc., a dental products company.

Meetings and Committees of the Board of Directors

    The Board of Directors held three meetings during 1994.
Except for Mr. Berritt, who was unable to attend one meeting of the Board of Directors in 1994, each director attended at least 75 percent of the aggregate of (i) the number of such meetings, and
(ii) the number of meetings of committees of the Board of Directors held during 1994.

    The Board of Directors has established three standing committees: (1) the Executive Committee, (2) the Audit Committee, and (3) the Compensation Committee.

    Messrs. Powell, George and Pollack are members of the Executive Committee, which took certain actions by unanimous written consent during 1994. The Executive Committee has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company.

    Messrs. Engman, Pinto and Partridge are members of the Audit Committee, which held one meeting during 1994. The duties and responsibilities of the Audit Committee include (a) recommending to the full Board the appointment of the Company's auditors and any termination of engagement, (b) reviewing the plan and scope of audits, (c) reviewing the Company's significant accounting policies and internal controls, and (d) having general responsibility for all related auditing matters.

    Messrs. Berritt, Engman and Pinto are members of the Compensation Committee. Mr. Berritt is Chairman of that committee.

The Compensation Committee is responsible for setting and administering policies that govern annual compensation of the Company's executive officers. The Compensation Committee has the exclusive power and authority to make compensation decisions affecting the Management Agreement between Trivest and the Company (see "Certain Relationships and Related Transactions - Management Agreement"), and makes recommendations to the Board of Directors on compensation matters affecting the Company's executive officers. The Compensation Committee administers the Company's 1987 Stock Option Plan, Amended and Restated 1990 Stock Option Plan and the 1994 Stock Option Plan. The 1994 Stock Option Plan is being submitted to the shareholders for approval at the Annual Meeting. See "Proposal to Approve the Adoption of the Company's 1994 Stock Option Plan". The Compensation Committee took certain actions by unanimous written consent during 1994.


          EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

    The following table sets forth certain summary information concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company's Chief Executive Officer and each of the most highly compensated executive officers of the Company whose total annual salary and bonus, determined as of the end of the last fiscal year, exceeded $100,000 (the "Named Executive Officers"), for the fiscal years ended December 31, 1994, 1993 and 1992:


                   SUMMARY COMPENSATION TABLE





                               Annual Compensation

                                                  Other
Name and Principal                                Annual
Position            Year      Salary    Bonus     Compensation

Earl W. Powell      1994      ---       ---         ---
Chief Executive     1993      ---       ---         ---
Officer(1)          1992      ---       ---         ---

John E. Pollack     1994      346,801   189,350     ---
President and       1993      336,700   165,000     ---
Chief Operating     1992      325,000    56,250     ---
Officer(1)(3)

Peter Vandenberg,
Jr.                 1994      170,733    94,640     ---
Vice President      1993      165,849    94,640     ---
Treasurer and       1992      160,000    28,256     ---
Chief Financial
Officer

(continued)



                               Long Term
                               Compensation
                            Awards    Payouts

Name and Principal          Options   LTIP      All Other
Position                      #       Payouts   Compensation

Earl W. Powell               ---      ---       ---
Chief Executive             30,000    ---       ---
Officer(1)                   ---      ---       ---

John E. Pollack              ---      ---         3,288(2)
President and               50,000    ---       135,591(2)(4)
Chief Operating              ---      ---       ---
Officer(1)(3)

Peter Vandenberg, Jr.        ---      ---         3,288(2)
Vice President              25,000    ---         2,410(2)
Treasurer and Chief          ---      ---       ---
Financial Officer




(1) Mr. Powell resigned as Chief Executive Officer in March 1995 in connection with the appointment of Mr. Pollack to that position.
(2) Includes contributions by the Company to the Andy Johns Fashions Profit Sharing Plan, a retirement plan that covers certain employees of the Company and its subsidiaries, of (a) $3,427 on behalf of Mr. Pollack for 1993 and $3,288 for 1994, and (b) $2,410 on behalf of Mr. Vandenberg for 1993 and $3,288 for 1994 .
(3) Mr. Pollack's bonus amount for 1992 consisted of a grant of 50,000 shares of the Company's Common Stock on March 17, 1992. The closing price of the Common Stock on the American Stock Exchange on such date was $1 1/8.
(4) Prior to being named President and Chief Operating Officer of the Company in September 1991, Mr. Pollack was employed by the Company's Biscayne Apparel International, Inc. subsidiary pursuant to a written employment agreement which has been terminated (the "Prior Agreement"). Pursuant to an agreement between Mr. Pollack and the Company, Mr. Pollack agreed to defer payment of the sum of $96,875, which was otherwise payable to him on March 15, 1990 pursuant to the terms of the Prior Agreement. The deferred amount bore interest at the rate of 10% per annum, and was paid to Mr. Pollack in 1993. The amount included in the "All Other Compensation" column for 1993 includes the $96,875 amount deferred, together with interest thereon from March 15, 1990 in the amount of $35,289.



Option Grants

     No options or stock appreciation rights were granted to the Named Executive Officers during fiscal 1994.


Stock Option Exercises and Fiscal Year-End Holdings

     No Named Executive Officer exercised stock options during the fiscal year ended December 31, 1994. The following table sets forth information, with respect to the Named Executive Officers, concerning unexercised options held by them as of the end of such fiscal year:


        OPTION EXERCISES AND FISCAL YEAR-END VALUE TABLE



                         Aggregated Option Exercises in
                         Last Fiscal Year, and Fiscal Year-End
                         Option Value
                  Number of               Value of Unexercised
                  Unexercised             In-the-Money
                  Options at              Options at
                  December 31, 1994       December 31, 1994(1)
                  Exercis-  Unexercis-    Exercis-   Unexercis-
Name              able      able          able       able

Earl W.
Powell . . . .    48,300    35,700       $40,556    $14,569
John E.
Pollack. . . .    36,488    54,075        33,027     23,658
Peter
Vandenberg,
Jr.. . . . . .    23,450    25,550        18,047      8,203



(1) The closing sale price for the Company's Common Stock as reported by the American Stock Exchange on December 31, 1994 was $2.3125. Value is calculated by multiplying (a) the difference between $2.3125 and the option exercise price by
      (b) the number of shares of Common Stock underlying the option.


Employment Contracts and Termination of Employment Arrangements

      The Company has no written employment contracts with its executive officers. Effective January 1, 1993, the Board of Directors approved an employment arrangement with Mr. Pollack, pursuant to which he is employed as the Company's President and Chief Operating Officer. Pursuant to this arrangement, Mr. Pollack receives an annual base salary which is adjusted annually to reflect cost of living increases, and is entitled to receive a performance-based bonus in an amount generally equal to 16 2/3% of the amount by which the Company's annual operating profit exceeds an 8% return on annual sales. In the event Mr. Pollack's employment is terminated by the Company without cause, he is entitled to receive his base salary for a period of six months following the date of such termination. Mr. Pollack is bound by certain restrictive covenants, including an obligation not to compete with the Company or its subsidiaries, during the period he is employed by the Company and for a two year period following the date his employment is terminated for any reason.

      Effective January 1, 1993, the Board of Directors approved an employment arrangement with Mr. Vandenberg, pursuant to which he is employed as the Company's Vice President, Treasurer and Chief Financial Officer. Pursuant to this arrangement, Mr. Vandenberg receives an annual base salary which is adjusted annually to reflect cost of living increases, and is entitled to receive a performance-based bonus in an amount generally equal to 8 1/3% of the amount by which the Company's annual operating profit exceeds an 8% return on annual sales.

      Each of the Named Executive Officers holds options to purchase Common Stock granted under the Company's 1987 Stock Option Plan and/or the Company's Amended and Restated 1990 Stock Option Plan. To the extent not already exercisable, such options generally become exercisable upon liquidation or dissolution of the Company, a sale or other disposition of all or substantially all of the Company's assets, or a merger or consolidation pursuant to which either (i) the Company does not survive, or (ii) ownership of more than 49% of the voting power of the Company's voting stock is transferred. In addition, the Compensation Committee of the Board of Directors has the discretion to grant "limited stock appreciation rights" with respect to options granted under the 1987 Stock Option Plan, pursuant to which, in the event of any tender offer or exchange offer by a third party for more than 20% of the Company's outstanding Common Stock, the options will automatically be canceled in return for cash payment to the optionee in an amount equal to the difference between the highest price paid per share by the acquirer in such transaction and the exercise price.

Compensation Committee Report on Executive Compensation

      Under rules established by the Securities and Exchange
Commission, the Compensation Committee of the Board of Directors of the Company is required to provide a report explaining the rationale and considerations that led to fundamental compensation decisions affecting the Company's executive officers (including the Named Executive Officers) during the past fiscal year.

      The Compensation Committee is responsible for setting and administering policies that govern annual compensation of the Company's executive officers, as well as the Company's stock option plans. The Compensation Committee is comprised of independent directors, none of whom have interlocking or other relationships with the Company that would call into question their independence as Compensation Committee members.

     Mr. Powell, the Company's Chairman and its Chief Executive Officer in 1994, was not compensated by the Company or its subsidiaries during the past fiscal year. Trivest, Inc., of which Mr. Powell and Dr. George, the Vice Chairman of the Company's Board of Directors, are shareholders, directors and executive officers, provides management services to the Company and its subsidiaries and receives compensation from the Company pursuant to the terms of a management agreement. See "Certain Relationships and Related Transactions--Amended and Restated Management Agreement." Mr. Klein is an executive officer of Trivest, Inc.

     The Compensation Committee's general philosophy with respect to the compensation of the Company's other executive officers is to offer competitive compensation programs designed to attract and retain key executives critical to the long-term success of the Company and to recognize an individual's contribution and personal performance. Such compensation programs include a base salary and annual performance-based bonus as well as stock option plans designed to provide long-term incentives. In addition, the Compensation Committee may recommend the grant of discretionary bonuses to the Company's executive officers.

     The base salaries of Messrs. Pollack and Vandenberg have been fixed at levels which the Compensation Committee believes are competitive with amounts paid to senior executives with comparable qualifications, experience and responsibilities. The annual performance bonus has been structured to reward Mr. Pollack and Mr. Vandenberg for delivering profitable short-term performance of the Company's operating units and the Company as a whole.

     The Compensation Committee is presently conducting a review of the Company's compensation policies with respect to its executive officers and the executive officers of the Company's operating subsidiaries.

            Harold E. Berritt
            Lewis A. Engman
            James J. Pinto


Performance Graph

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's Textile-Apparel Manufacturer Index and the
Russell 2000 Index for the last five fiscal years.


            COMPARISION OF FIVE YEAR CUMULATIVE TOTAL
             RETURN(1) AMONG BISCAYNE APPAREL, INC.,
               THE RUSSELL 2000 INDEX AND THE S&P
               TEXTILE-APPAREL MANUFACTURER INDEX




                              Cumulative Total Return
               12/89   12/90  12/91  12/92  12/93 12/94

Biscayne
Apparel, Inc.   100      108     137    235    352   380

RUSSELL 2000    100       80     117    139    166   163

S&P TEXTILE-
APPAREL MFR     100       87     140    148    112   110



(1) The calculations of total return assume that $100 was invested on December 31, 1989 in the Company's Common Stock, the
     Russell 2000 Index and the Standard & Poor's Textile-Apparel
     Manufacturer Index.




Director Compensation

     The Company pays each director other than Messrs. Powell, George, Pollack, Gutfreund and Vandenberg an annual retainer of $15,000, payable quarterly, and a $750 fee for each meeting of the Board attended ($500 in the case of telephonic meetings.) In addition, members of the Audit Committee and the Compensation Committee receive a $750 fee for attendance at each committee meeting ($500 in the case of telephonic meetings.) The Company reimburses all directors for their expenses in connection with their activities as directors of the Company.

     Each of the foregoing non-employee directors participates or is eligible to participate in the Company's 1987 Disinterested Directors Stock Option Plan, the Company's Amended and Restated 1990 Stock Option Plan and the Company's 1994 Stock Option Plan. The 1994 Stock Option Plan was adopted by the Company's Board of Directors, subject to shareholder approval, in November 1994. See "Proposal to Approve the Adoption of the Company's 1994 Stock Option Plan.".


Compliance with Section 16(a) of the Securities Exchange Act of
1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10 percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ending December 31, 1994.


Certain Relationships and Related Transactions

     Acquisition of M&L International, Inc. and Bridge Financing. On November 30, 1994, the Company acquired M&L International, Inc., an Illinois corporation ("M&L"), in a transaction structured as a forward triangular merger (the "Merger"). M&L's ultimate parent corporation, New M&L Holding, Inc., a Delaware corporation ("Holding"), was merged with and into the Company's newly-formed acquisition subsidiary, M&L Acquisition Corp., an Illinois corporation ("Acquisition Sub"), and, immediately thereafter, Acquisition Sub was merged with and into M&L's direct parent corporation, Old M&L International, Inc., an Illinois corporation, which, in turn, was merged with and into M&L.

     Pursuant to the Agreement and Plan of Merger, dated as of November 1, 1994, among the Company, Acquisition Sub and Holding (the "Merger Agreement"), at the effective time of the Merger all of the shares of capital stock of Holding were converted into the right to receive (a) $1,723,500 in cash, (b) 1,666,997 shares of the Company's Common Stock, and (c) $776,500 aggregate principal amount of Bridge Notes (as hereinafter defined) (collectively, the "Merger Consideration"). In connection with the Merger, the company retired $2,064,000 of M&L's existing indebtedness and assumed $1,500,000 aggregate principal amount of M&L's junior subordinated indebtedness, payable to Kurt C. Gutfreund and Eugene
S. Weiner (the "Junior Subordinated Indebtedness"). Messrs. Gutfreund and Weiner are the principal executive officers of M&L and, in connection with the acquisition, Mr. Gutfreund was elected to serve as a director of Company.

     In order to finance the acquisition of M&L, the Company incurred indebtedness in the aggregate principal amount of $4,776,500, pursuant to a bridge loan facility (the "Bridge Loan Facility") made available by the Sellers ($776,500 aggregate principal amount), Trivest Special Situations Fund 1985, L.P., a Delaware limited partnership ("TSSF") ($2,000,000 aggregate principal amount), Trivest Segregated Asset Account, a deferred annuity investment fund ("TSAA") ($1,200,000 aggregate principal amount), Earl W. Powell ($300,000 aggregate principal amount) and James J. Pinto ($500,000 aggregate principal amount). Messrs. Powell and Pinto are directors of the Company and Mr. Powell also serves as the Chairman of the Board of the Company. TSSF is the holder of 1,674,130 shares of the Company's outstanding Common Stock and $1,400,800 aggregate principal amount of the Company's 13% Subordinated Notes due December 15, 1999. Both TSSF and TSAA are controlled by Trivest or affiliates of Trivest. The source of the remainder of the funds used to consummate the acquisition of M&L and to pay related expenses was working capital of the Company.

     The Bridge Loan Facility consisted of the Company's 12% Senior Subordinated Bridge Notes (the "Bridge Notes"), issued pursuant to the terms of a Bridge Note Purchase Agreement, dated as of November 30, 1994 (the "Bridge Note Purchase Agreement"). The Bridge Notes and the Junior Subordinated Indebtedness were repaid in March 1995 from the proceeds of a credit facility made available to the Company and its subsidiaries by a syndicate of commercial banks.

     In connection with the Bridge Loan Facility, the company paid an origination fee to the Bridge Note holders in the amount of 4% of the aggregate original principal amount of the Bridge Notes
($191,060).

     In connection with the acquisition of M&L, Trivest earned a transaction fee of $360,000 pursuant to the terms of its management agreement with the Company, which was paid by the Company in March 1995.

     Amended and Restated Management Agreement. Trivest has rendered consulting, financial and management services to the Company, including advice and assistance with respect to acquisitions, since October 1985. Pursuant to its Amended and Restated Management Agreement, dated as of November 30, 1994 (the "Restated Management Agreement"), Trivest has agreed to (i) identify and provide the Company with a right of first refusal to acquire businesses in the apparel industry, and (ii) provide its corporate finance, strategic planning and other management expertise to the Company and its subsidiaries. If an additional industry is designated by the Company's Board of Directors, Trivest will provide the Company with a right of first refusal to acquire businesses in that industry unless Trivest then has a management, acquisition or other commitment with respect to that industry.

     In 1994, prior to its amendment and restatement, the management agreement provided for annual base compensation of $257,250 (adjusted annually to reflect cost of living increases.) The Restated Management Agreement, which expires on January 1, 1998, was entered into in connection with the Company's acquisition of M&L and provides for annual base compensation of $357,250 (adjusted annually to reflect cost of living increases). Trivest received aggregate cash compensation from the Company of $265,583 with respect to the Company's 1994 fiscal year.

     In the event additional business operations are acquired by the Company, Trivest's annual base compensation will be increased by the greater of (i) $100,000, or (ii) five percent of the projected annual earnings before interest and taxes of any such acquired business (subject to adjustment, however, in the event the Company's Board of Directors determines such amount to be inappropriate). In addition, Trivest is entitled to receive an acquisition fee of up to three percent of the purchase price for any acquisition introduced to the Company by it and approved by the Board of Directors.

     Trivest Legal Department. Trivest maintains an internal legal department, headed by Mr. Klein. The Trivest legal department accounts for its time on an hourly basis and bills Trivest and its affiliates, including the Company, for services rendered at prevailing rates. In 1994, the Company paid Trivest $160,900 for services rendered by the Trivest legal department. Such services included advice and assistance rendered in connection with the July 1994 refinancing of the Company's bank indebtedness and in connection with the acquisition of M&L and related financing transactions. The Company believes that the fees charged by the Trivest legal department in 1994 were no less favorable to the Company than fees charged by unaffiliated third parties for similar services.

     Cost Sharing Arrangement. In June 1993, the Company entered into a cost sharing arrangement with SP Industries. Pursuant to this arrangement, certain employees of the Company provide SP Industries with consulting and financial services in exchange for an annual cash fee. The amount of the annual fee for 1994 was $130,000. An aggregate of $130,000 was paid by SP Industries to the Company for services rendered in 1994. This cost sharing arrangement was terminated in March 1995.

     Insurance Services. Since 1986, DGP Insurance Agency, Inc. ("DGP"), a risk manager and insurance broker, has provided risk management and insurance services to affiliates of Trivest, including the Company. Messrs. George and Powell collectively own 100 percent of DGP, which is managed by an established unrelated insurance broker. DGP provides services exclusively to affiliates of Messrs. George and Powell, including the Company. For such services, DGP receives 50 percent of the commissions received by the unrelated insurance broker in connection with policies written. DGP received approximately $15,142 in commissions from the Company's 1994 insurance premiums.

     Subordinated Notes. Trivest Special Situations Fund 1985, L.P., a Delaware limited partnership, is the holder of record of $1,400,800 principal amount of the 13% Subordinated Notes due December 1999 issued by the Company in December 1989 (the "Notes").

Certain directors of the Company and their affiliates are limited partners of TSSF and/or its general partner, Trivest Associates, L.P. See "Security Ownership," Note 3. In 1994, the Company made interest payments totalling $182,104 to TSSF as a result of its ownership of its Notes.

     Interest in Vendor. Mr. Pollack owns 16 2/3% of the capital stock of Phar-Shar Manufacturing Company, Inc., a Kentucky corporation ("Phar-Shar"), which provides warehousing and shipping services to the Company's Biscayne Apparel International, Inc. and Mackintosh of New England Co. subsidiaries. In 1994, the Company paid approximately $938,002 in warehousing and shipping expenses to Phar-Shar. The Company has a right of first refusal to acquire Mr. Pollack's shares of Phar-Shar common stock for so long as he remains an employee of the Company or its subsidiaries.



             PROPOSAL TO APPROVE THE ADOPTION OF THE
                COMPANY'S 1994 STOCK OPTION PLAN



General

     On November 17, 1994, the Company's Board of Directors adopted, subject to approval by the shareholders of the Company, the Company's 1994 Stock Option Plan (the "1994 Stock Option Plan"). The material features of the 1994 Stock Option Plan are discussed below and are qualified in their entirety by reference to the 1994 Stock Option Plan, which is attached as Exhibit A to this Proxy Statement.

     The purpose of the 1994 Stock Option Plan is to provide additional incentive to attract and retain qualified competent directors and persons who provide management services and upon whose efforts and judgment the success of the Company (including its subsidiaries) is largely dependent, through the encouragement of stock ownership in the Company by such persons. In furtherance of this purpose, the 1994 Stock Option Plan authorizes (a) the granting of incentive stock options and non-statutory stock options to purchase Common Stock to persons satisfying the description above (approximately 75 persons) (b) the provisions of loans for the purpose of financing the exercise of options and the amount of taxes payable in connection therewith, and (c) the use of already owned Common Stock as payment of the exercise price for options granted under the 1994 Stock Option Plan.

     Approval of the 1994 Stock Option Plan by the company's shareholders is one of the conditions of Rule 16b-3, a rule promulgated by the Securities and Exchange Commission (the "SEC") that provides an exemption from the operation of the "short-swing profit" recovery provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the acquisition of options and certain other transactions by officers and directors under the 1994 Stock Option Plan. Shareholder approval of the 1994 Stock Option Plan is also required
(i) in order for the 1994 Stock Option Plan to be eligible under the "plan lender" exemption from the margin requirements of Regulation G promulgated under the Exchange Act, and (ii) in order for any option that may be granted by the Board of Directors as an incentive stock option to qualify as an incentive stock option under the Code, and (iii) for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) can limit the deductibility of compensation expenses over $1 million with respect to the compensation of certain top executives in certain circumstances.

     The 1994 Stock Option Plan will be administered by a committee consisting of three or more directors designated by the Board of Directors, or, if a Committee is not designated, by the Board of Directors (the "Committee"). The Committee in its sole discretion determines the persons to be awarded options, the number of shares subject thereto and the exercise price and other terms thereof. In addition, the Committee has full power and authority to construe and interpret the 1994 Stock Option Plan, and the acts of the Committee are final, conclusive and binding upon all interested parties, including the Company, its shareholders, its officers and employees, recipients of grants under the 1994 Stock Option Plan and all persons or entities claiming by or through such persons. The Board of Directors has designated the Compensation Committee as the Committee that will administer the 1994 Stock Option Plan.

     An aggregate of 150,000 shares of Common Stock (subject to adjustment as discussed below) will be reserved for sale upon exercise of options granted or to be granted under the 1994 Stock Option Plan. The shares acquired upon exercise of options granted under the 1994 Stock Option Plan will be from the Company's authorized and unissued shares of Common Stock. The holders of Common Stock do not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the 1994 Stock Option Plan. If any option granted under the 1994 Stock Option Plan should expire or terminate for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for grant under the 1994 Stock Option Plan.

     As of November 30, 1994, the Compensation Committee granted, subject to shareholder approval of the 1994 Stock Option Plan described in this proposal, options to purchase 85,000 shares of Common Stock (the "New Options") to 18 employees of the Company's M&L International, Inc. subsidiary (none of whom are directors or officers of the Company). The exercise price for each New Option is $2.50 per share. The closing market price for the Company's Common Stock on November 29, 1994 was $2.50. The New Options will become exercisable at the rate of 20% per year on November 30 of each year, beginning on November 30, 1995. The value of each New Option as of the Record Date, based upon the difference between the exercise price and the market price on such date, is zero. Each New Option has a term of 10 years following the date of grant. No other options have been granted under the 1994 Stock Option Plan through the date of this proxy statement.

     Management of the Company believes that options will be granted primarily to those persons who possess a capacity to contribute significantly to the successful performance of the Company. Because persons to whom grants of options are to be made are to be determined from time to time by the Board of Directors, or the Committee, in its discretion, it is impossible at this time to indicate the precise number, name or positions of persons who will receive options or the number of shares for which options will be granted to any such employee or director under the 1994 Stock Option Plan.



Terms and Conditions

     All options granted under the 1994 Stock Option Plan must be evidenced by a written agreement between the Company and the grantee. Such agreement shall contain such terms and conditions, consistent with the 1994 Stock Option Plan, relating to the grant, the time or times of exercise and other terms of the options as the Committee shall prescribe.

     Under the 1994 Stock Option Plan, the option price per share of any incentive stock option may not be less than 100 percent of the "fair market value" of the underlying shares on the date of grant. For purposes of the 1994 Stock Option Plan, the term "fair market value" shall be the closing price of the Company's Common Stock on the business day immediately preceding such date, unless the Committee in its sole discretion shall determine otherwise in a fair and uniform manner. For this purpose, the term closing price on any business day shall be the last reported sale price of the Common Stock on the American Stock Exchange as reported in any newspaper of general circulation. The minimum aggregate fair market value (determined at the date of grant) of the shares with respect to which an optionee may be granted one or more incentive stock options in any calendar year (under all stock options plans of the Company) shall not exceed $100,000 plus any unused limit carryover (as defined in the Code in such year). The exercise price of an option may be paid in cash, by certified or official bank check, by money order, by an optionee's promissory note, by delivery of already owned shares of Common Stock having a fair market value equal to the exercise price, or by a combination of the foregoing. Cash payments will be used by the Company for general corporate purposes. Payments made in Common Stock must be made by delivery of stock certificates in negotiable form.

     No incentive stock option shall be granted to a director who is not also an employee of the Company or a subsidiary of the Company. Additionally, an incentive stock option shall not be granted to any person owning directly (or indirectly as defined in Section 425(d) of the Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its parent or subsidiary) unless the option price of such option is at least 110% of the fair market value of the shares subject to such option on the date the option is granted, and the period during which the option may be exercised does not exceed five (5) years from the date of grant.

     The use of already owned shares of Common Stock applies to payment for the exercise of an option in a single transaction and to the "pyramiding" of already owned shares in successive, simultaneous option exercises. In general, pyramiding permits an option holder to start with as little as one share of Common Stock and exercise an entire option to the extent then exercisable (no matter what the number of shares subject thereto). By utilizing already owned shares of Common Stock, no cash (except for fractional share adjustments) is needed to exercise an option. Consequently, the optionee would receive Common Stock equal in value to the spread between the fair market value of the shares subject to the option and the exercise price of the option.

     No option granted under the 1994 Stock Option Plan is assignable or transferable, other than by will or by the laws of descent and distribution. During the lifetime of an optionee, an option is exercisable only by him. The expiration date of an option will be determined by the Committee at the time of the grant, but in no event will an option be exercisable after the expiration of 10 years from the date of grant. An option may be exercised at any time or from time to time or only after a period of time or in installments, as the Committee determines.

     The unexercised portion of any option granted under the 1994 Stock Option Plan shall automatically be terminated (a) three months after the date on which the optionee's employment is terminated for any reason other than (i) Cause (as defined in the 1994 Stock Option Plan), (ii) mental or physical disability, or
(iii) death; (b) immediately upon the termination of the optionee's employment for Cause; (c) 12 months after the date on which the optionee's employment is terminated by reason of mental or physical disability; or (d)(i) 12 months after the date on which the optionee's employment is terminated by reason of the death of the employee, or (ii) three months after the date on which the optionee shall die if such death shall occur during the one year period following the termination of the optionee's employment by reason of mental or physical disability.

     An option may not be granted to a director unless (i) the grant of such option is authorized by, and all of the terms of such option are determined by, a committee whose members are Disinterested Persons (as that term is defined in the 1994 Stock Option Plan), or (ii) such option is granted in conformity with all of the following requirements: (a) the maximum number of shares for which any one director may be granted an option in any calendar year shall not exceed then percent (10%) of the total number of shares for which options may be granted under the 1994 Stock Option Plan; (b) the option may be exercised only after the expiration of at least six calendar months from the date such option is granted; and (c) regardless whether such option is an incentive stock option or a non-statutory stock option, the exercise price per share of such option shall not be less than the fair market value per share on the date such option is granted. The Board has designated its Compensation Committee, which currently consists of three Disinterested Persons, to administer the 1994 Stock Option Plan.

     To prevent dilution of the rights of a holder of an option, 1994 Stock Option Plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options in the event of any subdivision or consolidation of shares, any stock dividend, recapitalization or other capital adjustment of the Company. Provisions governing the effect upon options of a merger, consolidation or other reorganization of the Company are also included in the 1994 Stock Option Plan.

Federal Income Tax Consequences

     The 1994 Stock Option Plan is neither qualified under the provisions of Section 401(a) or the Code, nor subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

     Incentive Stock Options. The 1994 Stock Option Plan provides for the grant of stock options that qualify as "incentive stock options" as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. However, an employee who exercises an incentive stock option by delivering shares of Common Stock previously acquired pursuant to the exercise of an incentive stock option is treated as making a Disqualifying Disposition (defined below) of such shares if the employee delivers such shares before the expiration of the holding period applicable to such shares. The applicable holding period is the longer of two years from the date of grant or one year from the date of exercise.

The effect of this provision is to prevent "pyramiding" the exercise of an incentive stock option (i.e., the exercise of the incentive stock option for one share and the use of that share to make successive exercise of the incentive stock option until it is completely exercised) without the imposition of current income tax.

     If, subsequent to the exercise of an incentive stock option (whether paid for in cash or in shares), the optionee holds the shares received upon exercise for a period that exceeds (a) two years from the date such incentive stock option was granted or, if later, (b) one year from the date of exercise (the "Required Holding Period"), the difference (if any) between the amount realized from the sale of such shares and their tax basis to the holder will be taxed as long-term capital gain or loss.

     In general, if, after exercising an incentive stock option, an employee disposes of the shares so acquired before the end of the Required Holding Period (a "Disqualifying Disposition"), such optionee would be deemed in receipt of ordinary income in the year of the Disqualifying Disposition, in an amount equal to the excess of the fair market value of the shares at the date the incentive stock option was exercised over the exercise price. If the Disqualifying Disposition is a sale or exchange which would permit a loss to be recognized under the Code (were a loss in fact to be sustained), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the optionee's ordinary income would be limited to the gain (if any) from the sale. If the amount realized upon disposition exceeds the fair market value of the shares on the date of exercise, the excess would be treated as short-term or long-term capital gain, depending on whether the holding period for such shares exceeded one year.

     The amount by which the fair market value of the shares of Common Stock acquired at the time of exercise of an incentive stock option exceeds the purchase price of the shares under such option generally will be treated as an item of adjustment included in the optionee's alternative minimum taxable income for purposes of the alternative minimum tax for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the shares in the year in which the option is exercised, there will be no item of adjustment for purposes of the alternative minimum tax as a result of the exercise of the option with respect to those shares. If there is a Disqualifying Disposition in a year after the year of exercise, the income on the Disqualifying Disposition will not be considered income for purposes of the alternative minimum tax in that subsequent year. The optionee's tax basis for shares acquired pursuant to the exercise of an incentive stock option will be increased for purposes of determining his alternative minimum tax by the amount of the item of adjustment recognized with respect to such shares in the year the option was exercised.

     An income tax deduction is not allowed to the Company with respect to the grant or exercise of an incentive stock option or the disposition, after the Required Holding Period, of shares acquired upon exercise. In the event of a Disqualifying Disposition, a Federal income tax deduction will be allowed to the Company in an amount equal to the ordinary income to be recognized by the optionee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable, and either the employee includes that amount in his income or the Company timely satisfies its reporting requirements with respect to such income.

     Non-Statutory Options. An optionee granted a non-statutory option under the 1994 Stock Option Plan will generally recognize, at the date of exercise of such option, ordinary income equal to the difference between the exercise price and the fair market value of the shares of Common Stock subject to the option. This taxable ordinary income will be subject to Federal income tax withholding. A Federal income tax deduction will be allowed to the Company in an amount equal to the ordinary income to be recognized by the optionee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable, and either the employee includes that amount in his income or the Company timely satisfies its reporting obligations with respect to such income.

     If an optionee exercises a non-statutory option by delivering other shares, the optionee will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the optionee's tax basis. The optionee, however, will be taxed as described above with respect to the exercise of the non-statutory option as if he had paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction. Provided a separate identifiable stock certificate is issued therefor, the optionee's tax basis in that number of shares received on such exercise which is equal to the number of shares surrendered on such exercise will be equal to his tax basis in the shares surrendered and his holding period for such number of shares received will include his holding period for the shares surrendered. The optionee's tax basis and holding period for the additional shares received on exercise of a non-statutory option paid for, in whole or in part, with shares will be the same as if the optionee had exercised the non-statutory option solely for cash.

Amendments

     The 1994 Stock Option Plan will expire on November 17, 2004, or at such earlier date as the Board of Directors or a duly authorized committee thereof may determine, and any option outstanding on such date will remain outstanding until it has either expired or has been exercised. The Board of Directors or a duly authorized committee thereof may amend, suspend or terminate the 1994 Stock Option Plan at any time, provided that such amendment may not adversely affect the rights of an optionee under an outstanding option without the affected optionee's written consent.

     The Committee may modify the 1994 Stock Option Plan, except that it may not amend the 1994 Stock Option Plan, without first obtaining shareholder approval, to (a) materially increase the benefits accruing to participants under the 1994 Stock Option Plan,
(b) increase the number of shares of Common Stock reserved for issuance, or (c) materially modify the requirements as to eligibility for participation under the 1994 Stock Option Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
COMPANY'S SHAREHOLDERS VOTE FOR APPROVAL OF THE ADOPTION OF THE
COMPANY'S 1994 STOCK OPTION PLAN.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's independent public accountants for year ended
December 31, 1994 were and for 1995 will be the firm of Coopers &
Lybrand L.L.P. It is not expected that representatives of such firm will attend the Annual Meeting.


                         OTHER BUSINESS

     The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.


                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a shareholder intending to present a proposal to be presented at the 1996 Annual Meeting of Shareholders must deliver a proposal in writing to the Company's principal executive offices on or before December 26, 1995.

                              By Order Of The Board Of Directors




                              Peter W. Klein
                              Secretary

Clifton, New Jersey
April 24, 1995




































                                                        Exhibit A




                     BISCAYNE APPAREL, INC.
                     1994 STOCK OPTION PLAN



     1. PURPOSE. The purpose of this Plan is to advance the interests of Biscayne Apparel, Inc., a Florida corporation (the "Company"), and its Subsidiaries by providing an additional in-centive to attract and retain qualified and competent persons who provide management services and upon whose efforts and judgment the success of the Company and its Subsidiaries is largely dependent, through the encouragement of stock ownership in the Company by such persons.

     2. DEFINITIONS. As used herein, the following terms shall have the meaning indicated:

            (a) "Board" shall mean the Board of Directors of the Company.

            (b) "Committee" shall mean the committee appointed by the Board pursuant to Section 13(a) hereof, or, if such committee is not appointed, the Board.

            (c)  "Common Stock" shall mean the Company's Common
Stock, par value $.01 per share.

            (d)  "Director" shall mean a member of the Board.

            (e) "Disinterested Person" shall mean one who, at the time he acts on the granting of any Option is not eligible, and within one year prior thereto has not been eligible, to receive Shares, options for Shares or any rights with respect to Shares under this Plan or any other plan of the Company or any of its affiliates.

            (f) "Fair Market Value" of a Share on any date of reference shall mean the "Closing Price" (as defined below) of the Common Stock on the business day immediately preceding such date, unless the Committee in its sole discretion shall determine otherwise in a fair and uniform manner. For the purpose of determining Fair Market Value, the "Closing Price" of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, (ii) if the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), or any similar system of automated dissemination of quotations of securities prices in common use, the last reported sale price of Common Stock on such system or, if sales prices are not reported, the mean between the closing high bid and low asked quotations for such day of Common Stock on such system, as reported in any newspaper of general circulation or (iii) if neither clause (i) or
(ii) is applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quota-tion Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least five of the ten preceding days.

            (g) "Incentive Stock Option" shall mean an incentive stock option as defined in Section 422 of the Internal Revenue
Code.

            (h)  "Internal Revenue Code" shall mean the Internal
Revenue Code of 1986, as amended from time to time.

            (i) "Non-Qualified Stock Option" shall mean an Option which is not an Incentive Stock Option.

            (j) "Officer" shall mean the Company's Chairman of the Board, President, Chief Executive Officer, principal financial officer, principal accounting officer, any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of Subsidiaries shall be deemed Officers of the Company if they perform such policy-making functions for the Company. As used in this paragraph, the phrase "policy-making function" does not include policy-making functions that are not significant. If pursuant to Item 401(b) of Regulation S-K (17 C.F.R. Section 229.401(b)) the Company identifies a person as an "executive officer," the person so identified shall be deemed an "Officer" even though such person may not otherwise be an "Officer" pursuant to the foregoing provisions of this paragraph.

            (k) "Option" (when capitalized) shall mean any option granted under this Plan.

            (l) "Optionee" shall mean a person to whom a stock option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

            (m) "Plan" shall mean this Stock Option Plan for the Company.

            (n)  "Securities Exchange Act" shall mean the
Securities Exchange Act of 1934, as amended.

            (o)  "Share" shall mean a share of Common Stock.

            (p) "Subsidiary" shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     3. SHARES AVAILABLE FOR OPTION GRANTS. The Committee may grant to Optionees from time to time Options to purchase an aggregate of up to One Hundred Fifty Thousand (150,000) Shares from the Company's authorized and unissued Shares. If any Option granted under the Plan shall terminate, expire, or be cancelled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares.

     4.     INCENTIVE AND NON-QUALIFIED OPTIONS.

            (a) An Option granted hereunder shall be either an Incentive Stock Option or a Non-Qualified Stock Option as deter-mined by the Committee at the time of grant of such Option and shall clearly state whether it is an Incentive Stock Option or Non-Qualified Stock Option. All Incentive Stock Options shall be granted within 10 years from the effective date of this Plan.

            (b) Options otherwise qualifying as Incentive Stock Options hereunder will not be treated as Incentive Stock Options to the extent that the aggregate fair market value (determined at the time the Option is granted) of the Shares, with respect to which Options meeting the requirements of Internal Revenue Code Section 422(b) are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its parent and subsidiary corporations), exceeds $100,000.

     5.     CONDITIONS FOR GRANT OF OPTIONS.

            (a) Each Option shall be evidenced by an option agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or any applicable law. Optionees shall be those persons selected by the Committee from the class of all regular employees of the Company or its Subsidiaries and all Directors of the Company, whether or not employees; provided, however, that no Incentive Stock Option shall be granted to a Director who is not also an employee of the Company or a Subsidiary. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

            (b) In granting Options, the Committee shall take into consideration the contribution the person has made to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee may from time to time in granting Options under the Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation, (i) prescribing the date or dates on which the Option becomes exercisable, (ii) providing that the Option rights accrue or become exercisable in installments over a period of years, or upon the attainment of stated goals or both, or (iii) relating an Option to the continued employment of the Optionee for a specified period of time, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein.

            (c) The Options granted to employees under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to their employment with the Company or its Subsidiaries. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to employment or continuance of employment by the Company or its Subsidiaries.

            (d) Notwithstanding any other provision of this Plan, an Incentive Stock Option shall not be granted to any person owning directly or indirectly (through attribution under Section 424(d) of the Internal Revenue Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its parent or subsidiary [as defined in Section 424 of the Internal Revenue Code] at the date of grant) unless the option price of such Option is at least 110% of the Fair Market Value of the Shares subject to such Option on the date the Option is granted, and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

            (e) Notwithstanding any other provision of this Plan, and in addition to any other requirements of this Plan, the aggregate number of Options granted to any one Director, Officer or employee may not exceed 30% of the total number of options available for grant under the Plan.

            (f) Notwithstanding any other provision of the Plan, and in addition to any other requirements of the Plan, Options may not be granted to a Director unless (i) the grant of such Options is authorized by, and all of the terms of such Options are deter-mined by, a Committee that is appointed in accordance with Section 13 of this Plan and all of whose members are Disinterested Persons, or (ii) such Options are granted in conformity with all of the following requirements:

            (A)  The maximum number of Shares for which any one
Director may be granted an Option in any calendar year shall not exceed ten percent (10%) of the total number of Shares for which Options may be granted under the Plan.

            (B)  Regardless whether such Option is an Incentive
Stock Option or a Non-Qualified Stock Option, the exercise price per Share of such Option shall not be less than the Fair Market
Value per Share on the date such Option is granted.

     6. OPTION PRICE. Except as otherwise required by paragraph (f)(ii) of Section 5, the option price per Share of any Option shall be any price determined by the Committee but shall not be less than the par value per Share; provided, however, that in no event shall the option price per Share of any Incentive Stock Option be less than the Fair Market Value of the Shares underlying such Option on the date such Option is granted.

     7. EXERCISE OF OPTIONS. An Option shall be deemed exer-cised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee's payment to the Company of the amount that is necessary for the Company or Subsidiary employing the Optionee to withhold in accordance with applicable Federal or state tax withholding requirements. Unless further limited by the Committee in any Option, the option price of any Shares purchased shall be paid in cash, by certified or official bank check, by money order, with Shares or by a combination of the above; provided further, however, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date the Option is exercised. The Company in its sole discretion may, on an individual basis or pursuant to a general program established in connection with this Plan, lend money to an Optionee, guarantee a loan to an Optionee, or otherwise assist an Optionee to obtain the cash necessary to exercise all or a portion of an Option granted hereunder or to pay any tax liability of the Optionee attributable to such exercise. If the exercise price is paid in whole or part with Optionee's promissory note, such note shall (i) provide for full recourse to the maker, (ii) be colla-teralized by the pledge of the Shares that the Optionee purchases upon exercise of such Option, (iii) bear interest at the prime rate of the Company's principal lender, and (iv) contain such other terms as the Board in its sole discretion shall reasonably require.

No Optionee shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 10 hereof.

     8. EXERCISABILITY OF OPTIONS. Any Option shall become exercisable in such amounts, at such intervals and upon such terms as the Committee shall provide in such Option (subject, however, to the requirements of paragraph (f)(ii) of Section 5, if applicable), except as otherwise provided in this Section 8.

            (a) The expiration date of an Option shall be deter-mined by the Committee at the time of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant of the Option.

            (b) Unless otherwise provided in any Option, each outstanding Option shall become immediately fully exercisable:

            (i) if there occurs any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan), that has the result that shareholders of the Company immediately before such transaction cease to own at least 51 percent of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;

            (ii) if the shareholders of the Company shall approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dis-solution is subsequently abandoned); or

            (iii) if the shareholders of the Company shall approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned).

            (c) The Committee may in its sole discretion accel-erate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option or previously acquired by the exercise of any Option.

     9.     TERMINATION OF OPTION PERIOD.

            (a) For purposes of this Section 9, the date upon which a non-employee Director's "employment" terminates shall be deemed to be the date upon which such person ceases to be a Director. The unexercised portion of any Option shall automatical-ly and without notice terminate and become null and void at the time of the earliest to occur of the following:

            (i) three months after the date on which the Optionee's employment is terminated or, in the case of a Non-Qualified Stock Option, and unless the Committee shall otherwise determine in writing in its sole discretion, the date on which the Optionee's employment is terminated, in either case for any reason other than by reason of (A) Cause, which, solely for purposes of this Plan, shall mean the termination of the Optionee's employment by reason of the Optionee's wilful misconduct or gross negligence,
(B) a mental or physical disability as determined by a medical doctor satisfactory to the Committee, or (C) death;

            (ii)  immediately upon the termination of the
Optionee's employment for Cause;

            (iii) twelve months after the date on which the Optionee's employment is terminated by reason of a mental or physical disability (within the meaning of Internal Revenue Code
Section 22(e)) as determined by a medical doctor satisfactory to the Committee;

            (iv) (A) twelve months after the date of termination of the Optionee's employment by reason of death of the employee, or
(B) three months after the date on which the Optionee shall die if such death shall occur during the one year period specified in Sub-
section 9(a)(iii) hereof.

            (b) The Committee in its sole discretion may by giving written notice ("cancellation notice") cancel, effective upon the date of the consummation of any corporate transaction described in Subsections 8(b)(ii) or (iii) hereof, any Option that remains unexercised on such date. Such cancellation notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after approval of such corporate transaction.

     10.    ADJUSTMENT OF SHARES.

            (a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

            (i) appropriate adjustment shall be made in the maximum number of Shares available for grant under the Plan, so that the same percentage of the Company's issued and outstanding Shares shall continue to be subject to being so optioned; and

            (ii) appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same percentage of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

            (b) Unless otherwise provided in any Option, the Committee may change the terms of Options outstanding under this Plan, with respect to the option price or the number of Shares subject to the Options, or both, when, in the Committee's sole discretion, such adjustments become appropriate by reason of a corporate transaction described in Subsections 8(b)(ii) or (iii) hereof so as to preserve but not increase benefits under the Plan.

            (c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjust-ment by reason thereof shall be made to, the number of or exercise price for Shares then subject to outstanding Options granted under the Plan.

            (d) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitaliza-tions, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

     11.    TRANSFERABILITY OF OPTIONS AND SHARES.

            (a) Unless the Committee's prior written consent is obtained and the transaction does not violate the requirements of Rule 16b-3 promulgated under the Securities Exchange Act, no Option shall be subject to alienation, assignment, pledge, charge or other transfer other than by the Optionee by will or the laws of descent and distribution, and any attempt to make any such prohibited transfer shall be void. Each Option shall be exercisable during the Optionee's lifetime only by the Optionee.

            (b) Unless the Committee's prior written consent is obtained and the transaction does not violate the requirements of Rule 16b-3 promulgated under the Securities Exchange Act, no Shares acquired by an Officer or Director pursuant to the exercise of an Option may be sold, assigned, pledged or otherwise transferred prior to the expiration of the six-month period following the date on which the Option was granted.

     12.    ISSUANCE OF SHARES.

            (a) Notwithstanding any other provision of this Plan, the Company shall not be obligated to issue any Shares unless it is advised by counsel of its selection that it may do so without violation of the applicable Federal and State laws pertaining to the issuance of securities, and may require any stock so issued to bear a legend, may give its transfer agent instructions, and may take such other steps, as in its judgment are reasonably required to prevent any such violation.

            (b) As a condition to any sale or issuance of Shares upon exercise of any Option, the Committee may require such agreements or undertakings as the Committee may deem necessary or advisable to facilitate compliance with any applicable law or regulation including, but not limited to, the following:

            (i) a representation and warranty by the Optionee to the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

            (ii) a representation, warranty and/or agreement to be bound by any legends endorsed upon the certificate(s) for such Shares that are, in the opinion of the Committee, necessary or appropriate to facilitate compliance with the provisions of any securities laws deemed by the Committee to be applicable to the issuance and transfer of such Shares.

     13.    ADMINISTRATION OF THE PLAN.

            (a) The Plan shall be administered by a committee appointed by the Board (the "Committee") which shall consist of not less than three Directors. The membership of the Committee shall be constituted so as to comply at all times with the applicable requirements of Rule 16b-3 promulgated under the Securities Exchange Act. The Committee shall serve at the pleasure of the Board and shall have the powers designated herein and such other powers as the Board may from time to time confer upon it. Any member of the Committee may be removed by the Board at any time, with or without cause, and any vacancy on the Committee may be filled by the Board.

            (b) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan. The Committee's determinations and its interpretation and construction of any provision of the Plan or any Option shall be final and con-clusive.

            (c) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the unanimous written approval of the members of the Committee.

     14.    WITHHOLDING OR DEDUCTION FOR TAXES

            If at any time specified herein for the making of any issuance or delivery of any Option or Common Stock to any Optionee, any law or regulation of any governmental authority having jurisdiction in the premises shall require the Company to withhold, or to make any deduction for, any taxes or take any other action in connection with the issuance or delivery then to be made, such issuance or delivery shall be deferred until such withholding or deduction shall have been provided for by the Optionee or beneficiary, or other appropriate action shall have been taken.

     15.    INTERPRETATION.

            (a) As it is the intent of the Company that the Plan comply in all respects with Rule 16b-3 promulgated under the Securities Exchange Act ("Rule 16b-3"), any ambiguities or inconsistencies in construction of the Plan shall be interpreted to give effect to such intention, and if any provision of the Plan is found not to be in compliance with Rule 16b-3, such provision shall be deemed null and void to the extent required to permit the Plan to comply with Rule 16b-3. The Committee may from time to time adopt rules and regulations under, and amend, the Plan in furtherance of the intent of the foregoing.

            (b) The Plan shall be administered and interpreted so that all Incentive Stock Options granted under the Plan will qualify as Incentive Stock Options under section 422 of the Internal Revenue Code. If any provision of the Plan should be held invalid for the granting of Incentive Stock Options or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan.

            (c) This Plan shall be governed by the laws of the State of Florida.

            (d) Headings contained in this Plan are for conveni-ence only and shall in no manner be construed as part of this Plan.

            (e) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

     16. AMENDMENT AND DISCONTINUATION OF THE PLAN. The Com-mittee may from time to time amend, suspend or terminate the Plan or any Option; provided, however, that, except to the extent provided in Section 10 hereof, no such amendment may, without approval by the shareholders of the Company, (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of securities which may be issued under the Plan, or (c) materially modify the requirements as to eligibility for participation in the Plan; and provided further, that, except to the extent provided in Sections 9 and 10 hereof, no such amendment, suspension or termination of the Plan or any Option issued hereunder shall substantially impair the rights or benefits of any Optionee pursuant to any Option previously granted without the consent of the Optionee.

     17. EFFECTIVE DATE AND TERMINATION DATE. The effective date of the Plan is the date on which the Board adopts this Plan, and the Plan shall terminate on the tenth anniversary of the effective date.




















































                          FORM OF PROXY

                     BISCAYNE APPAREL, INC.
            THIS PROXY IS SOLICITED ON BEHALF OF THE
                BOARD OF DIRECTORS OF THE COMPANY

     The undersigned, a shareholder of BISCAYNE APPAREL, INC., a Florida corporation (the "Company"), hereby appoints Earl W. Powell and Phillip T. George M.D., and each of them, as proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of stock of the Company held of record by the undersigned at the close of business on April 3, 1995 at the Annual Meeting of Shareholders of the Company to be held at the Grand Bay Hotel, 2669 South Bayshore Drive, Miami, Florida, on May 24, 1995 at 9:00 a.m., local time, and at any adjournments thereof.

     The Board of Directors unanimously recommends a vote FOR each proposal.

     1.     ELECTION OF       Harold E. Berritt,
            DIRECTORS         Lewis A. Engman,
                              Phillip T. George, M.D.,
                              Joseph B. Gildenhorn,
                              Kurt C. Gutfreund,
                              John W. Partridge,
                              James J. Pinto,
                              John E. Pollack,
                              Earl W. Powell and
                              Peter Vandenberg, Jr.


[ ] VOTE FOR all nominees listed above, except authority to vote withheld from the following nominees (if any).

[  ] AUTHORITY TO VOTE WITHHELD from all nominees.

     2.     Proposal to approve the adoption of the Company's 1994
            Stock Option Plan.

      [  ]  VOTE FOR    [  ]  VOTE AGAINST   [  ]  ABSTAIN

     3. Upon such other matters as may properly come before such Annual Meeting or any adjournments thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE PROPOSALS.

                       (See reverse side)


                   (Continued from other side)

     The undersigned hereby acknowledges receipt of (1) the Notice of Annual Meeting for the 1995 Annual Meeting and (2) the Proxy
Statement.


Dated:                    , 1995




(Signature)



(Signature if held jointly)

IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you now plan to attend the meeting. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When shares are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY PROMPTLY USING THE
ENVELOPE PROVIDED.  NO POSTAGE NECESSARY IF MAILED IN THE UNITED
STATES.